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     Filed pursuant to Rule 433
Registration No. 333-121401

FINAL TERM SHEET

Dated January 23, 2007

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$1,250,000,000 5.125% Notes due 2017

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	$1,250,000,000

Denomination:	$1,000 and multiples thereof

Settlement date:	February 1, 2007

Maturity date	February 1, 2017

Interest:	5.125% p.a., payable semi-annually, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	TARGET, New York

Interest Payment Dates:	Every February 1 and August 1 of each year, commencing August 1, 2007

Issue price:	99.985%

Fees:	0.15%

Net proceeds:	$1,247,937,500

CUSIP	515110AV6

Common Code	028478585

ISIN Number	US515110AV64

Joint Lead Managers	BNP Paribas Securities Corp.
Goldman Sachs International
UBS Limited

Co-Lead Managers	ABN AMRO Bank N.V.
Mitsubishi UFJ Securities International plc
Nomura International plc
RBC Capital Markets Corporation
The Toronto-Dominion Bank

Listing	SWX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include& action=getcompany). Alternatively, any Joint Lead Manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free + 1 888 722-9555 (ext. 1088).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.